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We have issued our report dated July 26, 1996, accompanying the financial statements of Group Long Distance, Inc. contained in the Registration Statement. We consent to the use of the aforementioned report in the Registration Statement, and to the use of our name as it appears under the caption "Experts."

/s/ Grant Thornton LLP
Fort Lauderdale, Florida
March 21, 1997